Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 05-25

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI REPORTS SIGNIFICANTLY IMPROVED SECOND QUARTER RESULTS

CARENCRO, LA – AUGUST 10, 2005 – OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) reported today income from continuing operations of $0.1 million or $0.01 per diluted share for the three months ended June 30, 2005 compared to a net loss of $2.5 million or $(0.28) per diluted share for the comparable three month period in 2004. After consideration of certain charges totaling $4.4 million resulting from the disposal and discontinuance of discontinuing operations and the loss on the disposal of the aviation transportation services segment assets and additional charges for a one-time non-cash charge attributable to the beneficial conversion feature of the preferred stock and preferred stock dividends for the three months ended June 30, 2005, OMNI reported a net loss of $5.0 million to common shareholders or $(0.40) per diluted share for the three months ended June 30, 2005 compared to a net loss of $0.9 million or $(0.08) per diluted share for the same period in 2004. On June 30, 2005, OMNI entered into an agreement to sell the aviation transportation services segment and accordingly recorded the disposition as a discontinued operation. It is expected that this transaction will result in greatly improved operating performance in the future as the aviation segment has incurred significant losses from its operations and is highly capital intensive.

Revenues for the three months ended June 30, 2005 were $9.5 million, a 10% increase over the prior year comparable quarter. This increase in revenue for the three months ended June 30, 2005 was attributable to our June 30, 2004 acquisition of Trussco Inc. which contributed approximately $4.5 million of revenue for the three month period ended June 30, 2005 which was offset by a decrease in seismic drilling of $3.6 million. The decrease in seismic drilling compared to the same period in 2004 was due to the timing of commencement of projects in backlog caused by permitting delays. OMNI’s continuing operations for the three months ended June 30, 2005 and 2004 exclude the Company’s aviation transportation services segment which has been accounted for as a discontinued operation.

During the three month period ended June 30, 2005, the Company’s EBITDA from continuing operations rose to $1.4 million, a 281% improvement over EBITDA of $(0.8) million reported for the comparable three month period ended June 30, 2004. EBITDA, which is a non-GAAP financial measure, is provided herein to assist investors in better understanding the Company’s financial performance. See our reconciliation of net income to EBITDA on the last page of this press release including a discussion of why the non-GAAP measure of EBITDA is useful.

The net loss for the six months ended June 30, 2005 was $4.8 million to common shareholders or $(0.40) per diluted share compared to a net loss of $1.2 million or $(0.12) per diluted share for the same period in 2004. After consideration of the loss from discontinuing operations, the loss on the disposal of aviation transportation segment assets, dividends on preferred stock and a non-cash charge related to the beneficial conversion feature of preferred stock all totaling $5.1 million, for the six months ended June 30, 2005, income from continuing operations was approximately $1.0 million or $0.03 per diluted share compared to a loss from continuing operations of $2.5 million or $(0.24) per diluted share for the same period in 2004.

Revenues increased 36% to $22.6 million for the six months ended June 30, 2005 compared to $16.7 million for the same period in 2004. This increase in revenue for the six months ended June 30, 2005 was attributable to our June 30, 2004 acquisition of Trussco Inc. which contributed approximately $8.5 million of revenue for the six month period ended June 30, 2005. Revenue generated from Trussco for 2005 was offset by lower revenues from seismic drilling which decreased by approximately $2.6 million due to the timing of commencement of projects in backlog caused by permitting delays. OMNI’s continuing operations for the six months ended June 30, 2005 and 2004 exclude the Company’s aviation transportation services segment which has been accounted for as a discontinued operation.

During the six month period ended June 30, 2005, the Company’s EBITDA from continuing operations rose to $4.3 million, a significant increase over EBITDA of $0.1 million for the comparable period in 2004. EBITDA, which is a non-GAAP financial measure, is provided herein to assist investors in better understanding the Company’s financial performance.

Commenting on the second quarter’s results, James C. Eckert, Chief Executive Officer said “The second quarter was filled with a number of one time charges surrounding the disposition of our aviation unit, the completion of our new senior credit facilities and retirement and settlements of several of our debt obligations. Considering the significant resource demands caused by the sale of the aviation unit coupled with the events and charges taken during the second quarter and the lower than anticipated revenues resulting from project permit delays, we are encouraged by the positive operating results reported for our retained business segments for the second quarter. With the events of the second quarter now behind us, going into our normally slowest periods with a strong seismic drilling backlog and armed with the capital available through our new senior and mezzanine credit agreements, we believe we are positioned to continue expanding OMNI and improving its shareholder value.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and through its aviation division, transportations services to oil and gas companies operating in the shallow, offshore waters of the Gulf of Mexico. The company provides its services through two business divisions: Seismic Drilling (including drilling, survey and permitting services) and Environmental Services. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with OMNI’s ability to realize the backlog discussed in this release, OMNI’s ability to complete the Term B mezzanine loan on terms favorable to the Company, or at all, OMNI’s dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI and other risks detailed in the Company’s filings with the Securities and Exchange Commission. No assurance can be given that the financing discussed herein will be completed.

OMNI ENERGY SERVICES CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005
	(in thousands except per share amounts)
Operating revenue	$8,593	$9,463	$16,655	$22,578
Operating expenses:
Direct costs	6,558	6,145	12,773	14,284
Depreciation and amortization	847	1,134	1,695	2,487
General and administrative expenses	2,807	1,918	3,762	4,009

Total operating expenses	10,212	9,197	18,230	20,780

Operating income (loss)	(1,619)	266	(1,575)	1,798

Interest expense	501	630	769	1,278
Gain on debt extinguishment	—	(484)	—	(484)
Other (income) expense, net	118	15	147	(29)

Income (loss) from continuing operations before income taxes	(2,238)	105	(2,491)	1,033
Income tax expense	—	—	—	—

Income (loss) from continuing operations	(2,238)	105	(2,491)	1,033

Income (loss) from discontinued operations, aviation transportation services segment, net of taxes	1,356	(2,136)	1,694	(2,862)
Loss on disposal of aviation transportation services segment	—	(2,271)	—	(2,271)

Net loss	(882)	(4,302)	(797)	(4,100)

Dividends and accretion of preferred stock	(5)	(704)	(490)	(704)

Net loss available to common stockholders	$(887)	$(5,006)	$(1,287)	$(4,804)

Basic income (loss) per share:
Income (loss) from continuing operations	$(0.20)	$(0.05)	$(0.28)	$0.03
Income (loss) from discontinued operations, aviation transportation services segment	0.12	(0.17)	0.16	(0.24)
Loss on disposal of discontinued operations, aviation transportation services segment	—	(0.18)	—	(0.19)

Net loss available to common stockholders	$(0.08)	$(0.40)	$(0.12)	$(0.40)

Diluted income (loss) per share:
Income (loss) from continuing operations	$(0.20)	$(0.05)	$(0.28)	$0.03
Income (loss) from discontinued operations, aviation transportation services segment	0.12	(0.17)	0.16	(0.24)
Loss on disposal of discontinued operations, aviation transportation services segment	—	(0.18)	—	(0.19)

Net loss available to common stockholders	$(0.08)	$(0.40)	$(0.12)	$(0.40)

Weighted average common shares outstanding:
Basic	11,044	12,514	10,502	11,964
Diluted	11,044	12,514	10,502	11,996

Set forth below is a reconciliation of net income to EBITDA. Management uses EBITDA to measure the operating results and effectiveness of our ongoing business. We believe this measurement is important to our investors and financial analysts because it allows them to evaluate more effectively the Company’s performance using the same measurements that management uses. EBITDA is an indication of the Company’s ability to generate cash used to internally fund our expansion plans and service our debt obligations. This non-GAAP financial measure may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share, operating cash flow or other GAAP operating measurements. The results shown below include results for the three and six months ended June 30, 2004 and 2005.

OMNI ENERGY SERVICES CORP.

UNAUDITED OTHER FINANCIAL DATA

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2004	2005	2004	2005
	(in thousands)
Net loss	$(882)	$(4,302)	$(797)	$(4,100)
Plus:

(Gain) loss from sale of aviation transportation services segment assets and discontinued operations, net of taxes	(1,356)	4,407	(1,694)	5,133
Interest expense	501	630	769	1,278
Gain on debt extinguishment	—	(484)	—	(484)
Other (income) expense	118	15	147	(29)
Depreciation and amortization	847	1,134	1,695	2,487

Total EBITDA from continuing operations	$(772)	$1,400	$120	$4,285

The Securities and Exchange Commission (SEC) has adopted rules regulating the use of non-GAAP financial measures, such as EBITDA, in filings with the SEC, disclosures and press releases. These rules require non-GAAP financial measures to be presented with, and reconciled to, the most nearly comparable financial measure calculated and presented in accordance with GAAP.

EBITDA consists of earnings (net income) before interest expense, provision for income taxes, depreciation and amortization. Additionally, EBITDA has been adjusted to include loss from discontinued operations and other (income) expense because these items are either non-recurring or non-cash to arrive at total EBITDA. This term, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with U.S. generally accepted accounting principles.